Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of November 21, 2016 among SolarCity Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of October 21, 2013 (the “Indenture” and together with this First Supplemental Indenture, the “Supplemented Indenture”), pursuant to which the Issuer issued its 2.75% Convertible Senior Notes due 2018 (the “Securities”);

WHEREAS, the Company entered into an Agreement and Plan of Merger and Reorganization, dated as of July 31, 2016 (the “Merger Agreement”), by and among Tesla Motors, Inc. (“Tesla”), the Company and D Subsidiary, Inc. (“Merger Sub”), a wholly-owned subsidiary of Tesla;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”), and the Company will continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Tesla;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.0001 per share, of the Company (the “SolarCity Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive 0.110 shares of common stock, par value $0.001, of Tesla (the “Tesla Common Stock”);

WHEREAS, Section 10.15(a) of the Indenture provides that upon the occurrence of any consolidation, merger, or combination involving the Company, as a result of which the SolarCity Common Stock would be converted into, or exchanged for, cash, securities or other property or assets (a “Merger Event”), then the Company shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) which shall provide that Holders shall be entitled thereafter to convert their Securities into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of SolarCity Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash for fractional shares of Common Stock upon conversion of the Securities will continue to be payable as described in Section 10.03 of the Indenture.

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making provisions with respect to the conversion rights of the Holders in accordance with Section 10.15 of the Indenture in connection with any Merger Event;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Section 9.06, 12.04 and 12.05 of the Indenture; and

WHEREAS, the Company and Tesla have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions in the Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.01 Convert Right. The Company expressly agrees that, in accordance with Section 10.15(a) of the Indenture, each Holder of Securities shall hereafter be entitled to convert, subject to the provisions of Section 10.15(c) of the Indenture, each $1,000 principal amount of such Securities for, in lieu of shares of SolarCity Common Stock, the number of shares of Tesla Common Stock that a Holder of a number of shares of SolarCity Common Stock equal to the Conversion Rate immediately prior to the effective time of the Merger would have been entitled to receive upon the Merger; provided that, at and after the effective time of the Merger, any amount otherwise payable in cash for fractional shares of Common Stock upon conversion of the Securities will continue to be payable as described in Section 10.03 of the Indenture. For purposes of this Supplemental Indenture, “Reference Property” and “unit of Reference Property”, as defined in the Indenture, means Tesla Common Stock and 0.110 shares of Tesla Common Stock, respectively, and the initial Conversion Rate immediately following the Merger will be 1.7838 shares of Tesla Common Stock.

Section 2.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 2.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.02 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 3.03 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

SOLARCITY CORPORATION, as Company

By:	/s/ Lyndon R. Rive
	Name:	Lyndon R. Rive
	Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

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